UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2009

Lancaster Colony Corporation
(Exact name of registrant as specified in its charter)

Ohio	000-04065	13-1955943
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

37 West Broad Street Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 614-224-7141

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

On September 10, 2009, Lancaster Colony Corporation, (“the Company”) committed to a plan to close its dressings and sauces manufacturing operation located in Wilson, New York. This decision is intended to provide greater efficiency in the Company’s Specialty Foods segment by consolidating most of this facility’s operations into other existing plants, outsourcing certain requirements and exiting less profitable dressing lines. It is anticipated that production at the facility will be phased out by November 20, 2009. While timing of the disposal of the associated real estate is difficult to predict, the Company expects that all other disposal and closing activities will be complete by the end of the calendar year.

The Company’s preliminary estimate of the total pretax charges to be incurred in connection with this closure is approximately $3 to $4 million. The Company estimates one-time termination benefits and other employee costs included in the total pretax charges will exceed $2 million, with the balance of the pretax charges relating to other disposal-related activities. Cash expenditures are expected to be approximately $2 to $3 million. Annual savings from this action are expected to exceed $2 million. The foregoing amounts are preliminary, based on management’s best estimates and subject to revision depending on numerous factors including the specific timing of employee terminations, the extent and timing of reconfiguring our production processes, and the success of our other related cost saving and restructuring efforts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lancaster Colony Corporation (Registrant)
Date: September 10, 2009	By:	/s/ John L. Boylan
John L. Boylan
Treasurer, Vice President, Assistant Secretary, Chief Financial Officer and Director (Principal Financial and Accounting Officer)